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EXHIBIT 4.7

Sabre, Inc.
Amen Center Blvd.
MD 4224
Fort Worth, TX 76155


November 12, 2001

800 Travel Systems, Inc.
4802 Gunn Hwy., Suite 140
Tampa, Florida 33624
Attention: Robert B. Morgan, CEO

Re: Term Note Agreement (the "Term Note Agreement"), dated January 22, 2001, between 800 Travel Systems, Inc. (the "Company") and Sabre Inc. ("Sabre")

Gentlemen:

You have advised that as of the fiscal quarter ended September 30, 2001, the Company was not in compliance with (a) the financial covenants contained in subparagraphs 2.(b)(i),(ii) and (iii) to Schedule 7(i) to the Term Note Agreement, and (b) the negative covenant in subparagraph 1.(f) to Schedule 7(i) to the Term Note Agreement, and you have requested that Sabre waive the Company's noncompliance therewith for the fiscal quarter ended September 30, 2001 and for the next fiscal quarter ending December 31, 2001.

Please be advised that upon consideration of your request, Sabre hereby agrees to waive compliance by the Company with (a) the financial covenants contained in subparagraphs 2.(b)(i), (ii) and (iii) to Schedule 7(i) to the Term Note Agreement, and (b) the negative covenant in subparagraph 1.(f) to Schedule 7(i) to the Term Note Agreement, for the fiscal quarter ended September 30, 2001 and for the next fiscal quarter ending December 31, 2001, upon the following terms and conditions:

         a. This waiver is limited to those items specifically set forth above and the remaining terms of the Term Note Agreement, including without limitation all security interests in the Sabre Collateral (as defined in the Term Note Agreement), remain in full force and effect;

         b. This waiver letter contains the entire understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing executed by Sabre; and

         c. This waiver letter shall not be construed so as to confer any right or benefit upon any other person or entity other than the Company.


SABRE INC.
By /s/ James Murphy

James Murphy
Senior Vice President, Corporate Development and Treasurer